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                                                                   EXHIBIT 15.1


            Letter regarding unaudited interim financial information


R&B Falcon Corporation:

         We are aware that R&B Falcon Corporation has incorporated by reference in this registration statement on Form S-3 (Registration Statement No. 333-81181), its Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, which include our reports dated April 28, 1999, July 23, 1999 and October 29, 1999, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the registration statement prepared or certified by our Firm or reports prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.


ARTHUR ANDERSEN LLP


Houston, Texas
November 19, 1999